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                                                                    EXHIBIT 23.1


                        CONSENT OF INDEPENDENT AUDITORS



The Board of Directors
New Mexico and Arizona Land Company:


We consent to incorporation by reference in the Registration Statement
(No. 333-44017) on Form S-8 of New Mexico and Arizona Land Company of our report dated February 20, 1998, relating to the consolidated balance sheet of New Mexico and Arizona Land Company and its subsidiaries as of December 31, 1997, and the related consolidated statements of income, cash flows, and shareholders' equity and related financial statement schedules for each of the years in the two-year period ended December 31, 1997, which appears in the December 31, 1998 annual report on Form 10-K of New Mexico and Arizona Land Company.





KPMG LLP
Phoenix, Arizona
April 13, 1999